Exhibit 10.1

UNITED STATES OF AMERICA

SECURITIES AND EXCHANGE COMMISSION

DEFERRED PROSECUTION AGREEMENT

1. In connection with an investigation, the Division of Enforcement (“Division”) of the United States Securities and Exchange Commission (“Commission”) alleges that Regions Financial Corporation (“Respondent” or “Regions”) violated Section 17(a) of the Securities Act of 1933 (the “Securities Act”), and Sections 10(b), 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rules 10b-5, 12b-20, 13a-11, and 13a-13 thereunder, through the actions of three senior managers at Regions who effected a fraudulent scheme, beginning in March 2009, to misclassify approximately $168 million in commercial loans (the “Loans”) as improperly remaining in accrual status in accordance with its policies, resulting in Regions, for the quarter ended March 31, 2009, overstating its net income available to common shareholders and its earnings per common share, failing to make and keep accurate books, records, and accounts relating to the Loans, and failing to maintain compliant internal accounting controls (“Investigation”). Prior to a public enforcement action being brought by the Commission against it, without admitting or denying these allegations, Respondent has offered to accept responsibility for its conduct and to not contest or contradict the factual statements contained in Paragraph 6 in any future Commission enforcement action in the event it breaches this Agreement. Accordingly, the Commission and the Respondent enter into this deferred prosecution agreement (“Agreement”) on the following terms and conditions:

TERM

2. The Respondent understands and agrees that the provisions of this Agreement are in full force and effect from July 3, 2014 to July 3, 2016 (“Deferred Period”), unless expressly stated otherwise.

COOPERATION

3. The Respondent, a corporation organized and operating under the laws of Delaware, for itself, and its subsidiaries (“Related Entities”), agree to cooperate fully and truthfully in the Investigation and any other related enforcement litigation or proceeding to which the Commission is a party (the “Proceedings”), regardless of the time period in which the cooperation is required. In addition, the Respondent agrees to cooperate fully and truthfully, when directed by the Division’s staff, in any investigation, action or proceeding by any federal, state, self-regulatory, or regulatory organization or agency related to the Investigation and the statement of facts contained in this Agreement (“Other Proceedings”). The full, truthful, and continuing cooperation of the Respondent and Related Entities shall include, but not be limited to:

a. producing, in a responsive and prompt manner, all non-privileged documents, information, and other materials to the Commission as requested by the Division’s staff, wherever located, in the possession, custody, or control of the Respondent or any of its Related Entities, and promptly seeking permission from the Board of Governors of the Federal Reserve System and the superintendent of the Alabama State Banking Department to produce requested confidential supervisory information as that term is defined in 12 C.F.R. 261.2.;

b. using its best efforts to secure the full, truthful, and continuing cooperation, as defined in Paragraph 4, of current and former directors, officers, employees and agents, including making these persons available, when requested to do so by the Division’s staff, at its expense, for interviews and the provision of testimony in the investigation, trial and other judicial proceedings in connection with the Proceedings or Other Proceedings; and

c. entering into tolling agreements, when requested to do so by the Division’s staff, during the period of cooperation.

4. The full, truthful, and continuing cooperation of each person described in Paragraph 3 above will be subject to the procedures and protections of this paragraph, and shall include, but not be limited to:

a. producing all non-privileged documents and other materials as requested by the Division’s staff;

b. appearing for interviews, at such times and places, as requested by the Division’s staff;

c. responding to all inquiries, when requested to do so by the Division’s staff, in connection with the Proceedings or Other Proceedings; and

d. testifying at trial and other judicial proceedings, when requested to do so by the Division’s staff, in connection with the Proceedings or Other Proceedings.

STATUTE OF LIMITATIONS

5. The Respondent agrees that the running of any statute of limitations applicable to any action or proceeding against it authorized, instituted, or brought by or on behalf of the Commission arising out of the Investigation (“Proceeding”), including any sanctions or relief that may be imposed therein, is tolled and suspended during the Deferred Period.

a. The Respondent and any of its attorneys or agents shall not include the Deferred Period in the calculation of the running of any statute of limitations or for any other time-related defense applicable to the Proceeding, including any sanctions or relief that may be imposed therein, in asserting or relying upon any such time-related defense.

b. This agreement shall not affect any applicable statute of limitations defense or any other time-related defense that may be available to Respondent before the commencement of the Deferred Period or be construed to revive a Proceeding that may be barred by any applicable statute of limitations or any other time-related defense before the commencement of the Deferred Period.

c. The running of any statute of limitations applicable to the Proceeding shall commence again after the end of the Deferred Period, unless there is an extension of the Deferred Period executed in writing by or on behalf of the parties hereto.

d. This agreement shall not be construed as an admission by the Commission relating to the applicability of any statute of limitations to the Proceeding, including any sanctions or relief that may be imposed therein, or to the length of any limitations period that may apply, or to the applicability of any other time-related defense.

STATEMENT OF FACTS1

6. If this case had gone to trial, the Commission would have presented evidence sufficient to prove the following facts:

a. Regions is a Delaware financial holding corporation headquartered in Birmingham, Alabama. Regions conducts its banking operations through its subsidiary Regions Bank, which is a member of the Federal Reserve System. Regions’ common stock is registered with the Commission pursuant to Section 12(b) of the Securities Act and trades on the New York Stock Exchange under the symbol “RF.” As of December 31, 2013, Regions had approximately $117 billion in assets.

b. During March 2009, personnel within Regions Bank’s Special Asset Department, in accordance with Regions’ policies and procedures, recommended that approximately $168 million of certain commercial loans be placed into non-accrual status.

c. At the end of March 2009, Regions’ Head of Special Assets, Jeffrey C. Kuehr, its Executive Vice President for the Risk Management Credit Division, Thomas A. Neely, Jr., and its Chief Credit Officer, Michael J. Willoughby (collectively, the “Senior Managers”), arbitrarily and without supporting documentation, took intentional steps to keep the Loans in accrual status for the quarter ended March 31, 2009. This misclassification under its policies prevented Regions from appropriately measuring impairment in accordance with Generally Accepted Accounting Principles (“GAAP”). Such deliberate misconduct by the Senior Managers to evade existing policies and procedures rendered Regions’ financial statements for the quarter ended March 31, 2009 not in conformity with GAAP.

d. The Senior Managers intentionally circumvented Regions’ internal accounting controls by reporting the Loans in a manner that was not in accordance with Regions’ policies and procedures. As a result, Regions failed to maintain a system of internal accounting controls sufficient to provide reasonable assurances that the Loans were recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles.

[1]	The facts set forth in this section are made pursuant to settlement negotiations associated with the violations alleged by the Division in Paragraph 1 of this Agreement and are not binding in any other legal proceeding or on any other person or entity. Nothing in this Agreement shall limit or otherwise affect Respondent’s testimonial obligations or right to take legal or factual positions in any action or proceeding to which the Commission is not a party. Nothing in this Agreement shall be construed to waive or limit any applicable claims of privilege or other legal protections that may apply to Respondent or any other person or entity.

e. The intentional misconduct by the Senior Managers resulted in Regions’ failing to make and keep books, records, and accounts, in reasonable detail, which accurately reflected the Loans. Further, Regions’ accounts were falsified through the intentional misconduct of the Senior Managers.

f. The books, records and accounts reflecting the Loans were incorporated into Regions’ consolidated financial statements for the quarter ended March 31, 2009.

g. As a result of the intentional misconduct of the Senior Managers, Regions failed to properly account for the Loans in accordance with GAAP, for the quarter ended March 31, 2009. Had the Loans been classified in non-accrual status in their entirety under Regions’ policies, the impact of the additional impairment measured in conformity with GAAP, would have been to reduce Regions’ income before taxes by approximately $16 million, its net income applicable to common shareholders by approximately $11 million, and its earnings per common share by approximately $.02 per share.

h. The above material misstatements were included in Regions’ April 21, 2009 press release included in its Form 8-K dated April 21, 2009 and filed with the Commission on April 21, 2009, in its March 31, 2009 Form 10-Q filed May 11, 2009, and two subsequent amendments to its March 31, 2009 Form 10-Q filed on May 13, 2009 and June 9, 2009, in a Form S-4 filed on May 20, 2009 and in three subsequent amendments to this registration statement on May 22, 2009, June 4, 2009, and June 9, 2009, and in a Form S-8 filed on August 28, 2009 (collectively, the “Public Filings”).

REMEDIAL CONDUCT

7. From the period following the Public Filings through the Investigation, Regions undertook, among other things, the following remedial actions:

a. ended its employment relationship with each of the Senior Managers;

b. employment of four new directors with greater financial risk experience, as well as employment of a new Chief Executive Officer, Chief Financial Officer, General Counsel and Chief Credit Officer;

c. creation of an Ethics Council;

d. revised and enhanced its ethics policy and code of conduct, with specific focus on maintaining the accuracy of its books and records;

e. created a new organizational structure for its credit group and enhanced the documentation requirements and policies for the credit group including standardization of risk ratings;

f. revised and enhanced the policies and procedures relating to credit review;

g. abolished the previous special assets division and established a new problem asset management division with new management and enhanced policies and procedures for addressing problem assets;

h. created a Regulatory Operations team within the Enterprise Risk Management Group to ensure and certify timely production of information requested by Regions’ regulatory supervisors;

i. developed Executive Compensation Plans in conjunction with its regulatory supervisors and third party compensation consultants;

j. increased governance and Board oversight; and

k. enhanced loan portfolio analytics capabilities.

8. Regions provided extensive cooperation to the Division throughout the Investigation. Regions created voluminous documents in a highly customized manner at the request of the Division, made multiple employees, including senior executives, available for prompt questioning by the Division in both formal and informal settings, provided multiple extensive presentations focused on matters requested by the Division, and created in-depth accounting analyses for the benefit of the Division, all of which significantly enabled the Division to conduct the Investigation in a highly efficient manner.

PROHIBITIONS

9. During the Deferred Period, the Respondent understands and agrees to comply with the following prohibitions:

a. to refrain from violating Section 17(a) of the Securities Act and Sections 10(b), 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act and Rules 10b-5, 12b-20, 13a-11, and 13a-13 thereunder;

b. to refrain from seeking or accepting a federal or state tax credit or deduction for any civil penalties paid pursuant to this Agreement or to the Federal Reserve Board related to or in connection with the conduct described in Paragraph 6; and

c. to refrain from seeking or accepting reimbursement or indemnification from any source, including, but not limited to, payment made pursuant to an insurance policy or employment contract, with regard to any civil penalties paid pursuant to this Agreement or to the Federal Reserve Board related to or in connection with the conduct described in Paragraph 6.

UNDERTAKINGS

10. During the Deferred Period, the Respondent understands and agrees to perform the following undertakings:

a. to provide written notification to the Division, within ten days, if it has been charged or convicted of an offense by any federal, state, or local law enforcement organization or regulatory agency;

b. to pay a civil penalty in the amount of $26 million within 30 days of the date of this Agreement by delivering or mailing by next-day mail a certified check, bank cashier’s check, or United States postal money order, payable to the Securities and Exchange Commission, to the Office of Financial Management, Securities and Exchange Commission, Operations Center, 6432 General Green Way, Mail Stop 0-3, Alexandria, Virginia 22312 along with a letter identifying the Respondent and specifying that the payment is made pursuant to a deferred prosecution agreement entered into with the Commission on June 19, 2014, and sending an additional copy of the letter and check in accordance with the service requirements of Paragraph 13;

c. all civil penalty amounts identified in Paragraph 10.b above shall be deemed concurrent with any penalty imposed by the Federal Reserve Board related to or in connection with the conduct described in Paragraph 6, and any payments made to the Federal Reserve Board related to or in connection with the conduct described in Paragraph 6 in an amount greater than or equal to the civil penalty amounts identified in Paragraph 10.b above shall be deemed to satisfy the civil penalty undertaking identified in Paragraph 10.b above; and

d. to provide the Division with a written certification of compliance with the prohibitions and undertakings in this Agreement between forty-five and sixty days before the end of the Deferred Period.

PUBLIC STATEMENTS

11. After the Deferred Period begins, the Respondent agrees not to take any action or to make or permit any public statement through present or future attorneys, employees, agents, or other persons authorized to speak for it, except in legal proceedings in which the Commission is not a party, denying, directly or indirectly, any aspect of this Agreement or creating the impression that the statements in Paragraph 6 of this Agreement are without factual basis. This paragraph is not intended to apply to any statement made by an individual in the course of any criminal, civil, or regulatory proceeding initiated by the government or self-regulatory organization against such individual or in which such individual is required to testify, unless such individual is speaking on behalf of the Respondent. If it is determined by the Commission that a public statement by the Respondent or any related person contradicts in whole or in part this Agreement, at its sole discretion, the Commission may bring an enforcement action in accordance with Paragraphs 14 through 17.

12. Prior to issuing a press release concerning this Agreement, the Respondent agrees to have the text of the release approved by the staff of the Division.

SERVICE

13. The Respondent agrees to serve by hand delivery or by next-day mail all written notices and correspondence required by or related to this Agreement to Aaron W. Lipson, U.S. Securities and Exchange Commission, 950 East Paces Ferry Road, N.E., Suite 900, Atlanta, GA 30326-1382, unless otherwise directed in writing by the staff of the Division.

VIOLATION OF AGREEMENT

14. The Respondent understands and agrees that it shall be a violation of this Agreement if it knowingly provides false or misleading information or materials in connection with the Proceedings or Other Proceedings. In the event of such misconduct, the Division will advise the Commission of the Respondent’s misconduct and may make a criminal referral for providing false information (18 U.S.C. § 1001), contempt (18 U.S.C. §§ 401-402) and/or obstructing justice (18 U.S.C. § 1503 et seq.).

15. The Respondent understands and agrees should the Division determine that it has failed to comply with any term or condition of this Agreement, the Division will notify the Respondent or its counsel of the fact and provide an opportunity for the Respondent to make a submission consistent with the procedures set forth in the Securities Act of 1933 Release No. 5310. Under these circumstances, the Division may, in its sole discretion and not subject to judicial review, recommend to the Commission an enforcement action against the Respondent for any securities law violations, including, but not limited to, the substantive offenses relating to the Investigation. Nothing in this agreement limits the Division’s discretion to recommend to the Commission an enforcement action against the Respondent for future violations of the federal securities laws, without notice, to protect the public interest.

16. The Respondent understands and agrees that in any future enforcement action resulting from its violation of the Agreement, any documents, statements, information, testimony, or evidence provided by it during the Proceedings or Other Proceedings, and any leads derived there from, may be used against it in future legal proceedings.

17. In the event it breaches this Agreement, the Respondent agrees not to contest, contradict, or oppose admission as evidence in any future Commission enforcement action the factual statements contained in Paragraph 6 above.

COMPLIANCE WITH AGREEMENT

18. Subject to the full, truthful, and continuing cooperation of the Respondent, as described in Paragraphs 3 and 4, and compliance by Respondent with all obligations, prohibitions and undertakings in the Agreement during the Deferred Period, the Commission agrees not to bring any enforcement action or proceeding against the Respondent arising from the Investigation, after the conclusion of the Deferred Period.

19. The Respondent understands and agrees that this Agreement does not bind other federal, state, self-regulatory organizations or regulatory agencies, but the Commission may, at its discretion, issue a letter to these organizations detailing the fact, manner, and extent of its cooperation during the Proceedings or Other Proceedings, upon the written request of the Respondent.

20. The Respondent understands and agrees that if it sells, merges, or transfers all or substantially all of its business operations as they exist as of the date of this Agreement, whether such a sale is structured as a stock or asset sale, merger, or transfer during the Deferred Period, it shall include in any contract for sale, merger, or transfer a provision binding the purchaser/successor in interest to the obligations set forth in this Agreement.

21. The Respondent understands and agrees that the Agreement only provides protection against enforcement actions arising from the Investigation and does not relate to any other violations or any individual or entity other than the Respondent and Related Entities.

VOLUNTARY AGREEMENT

22. The Respondent’s decision to enter into this Agreement is freely and voluntarily made and is not the result of force, threats, assurances, promises, or representations other than those contained in this Agreement.

23. The Respondent has read and understands this Agreement. Furthermore, the Respondent has reviewed all legal and factual aspects of this matter with its attorney and is fully satisfied with its attorney’s legal representation. The Respondent has thoroughly reviewed this Agreement with its attorney and has received satisfactory explanations concerning each paragraph of the Agreement. After conferring with its attorney and considering all available alternatives, the Respondent has made a knowing decision to enter into the Agreement.

24. The Respondent represents that its Board of Directors has duly authorized, in the resolution attached as Exhibit A, the execution and delivery of this Agreement, and that the person signing this Agreement has authority to bind the Respondent.

ENTIRETY OF AGREEMENT

25. This Agreement constitutes the entire agreement between the Commission and the Respondent, and supersedes all prior understandings, if any, whether oral or written, relating to the subject matter herein.

26. This Agreement cannot be modified except in writing, signed by the Respondent and a representative of the Commission.

[CONCLUDED ON FOLLOWING PAGE]

27. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring the Commission or the Respondent by virtue of the authorship of any of the provisions of the Agreement.

The signatories below acknowledge acceptance of the foregoing terms and conditions.

RESPONDENT REGIONS FINANCIAL CORP.

6-10-14	/s/ Fournier J. Gale, III
Date	Fournier J. Gale, III General Counsel Regions Center, 21st Floor 1900 5th Avenue North Birmingham, Alabama 35203

On June 10, 2014, Fournier J. Gale III, a person known to me, personally appeared before me and acknowledged executing the foregoing agreement with full authority to do so on behalf of Regions Financial Corp. as its General Counsel and pursuant to the attached Resolution of the Board of Directors.

/s/ Karen Michele Cooley
Notary Public State: Alabama Commission number: Commission expiration: April 19, 2016

RESPONDENT’S COUNSEL

Approved as to form:

6/10/14	/s/ Maibeth Porter, Esq.
Date	Maibeth Porter, Esq. Maynard Cooper & Gale PC 2400 Regions/Harbert Plaza 1901 Sixth Avenue North Birmingham, Alabama 35203 (205) 254-1025

SECURITIES AND EXCHANGE COMMISSION

DIVISION OF ENFORCEMENT

June 19, 2014	/s/ William P. Hicks
Date	William P. Hicks
Associate Regional Director
Atlanta Regional Office

Exhibit A

SECRETARY CERTIFICATE OF

REGIONS FINANCIAL CORPORATION

I, Fournier J. Gale, III, the duly elected, qualified and acting Corporate Secretary of Regions Financial Corporation, a corporation organized and existing under the laws of the State of Delaware (“Regions”), do hereby certify that set forth below is a true and correct copy of a resolution adopted by the Board of Directors (“Board”) of Regions at a meeting duly called and held on June 10, 2014, at which a quorum was present and voted throughout and that the same resolution has not been modified or rescinded since the date thereof and is now in full force and effect.

WHEREAS, the Board of Directors of Regions Financial Corporation (“Company”) believes that it is in the best interest of the Company and its shareholders to settle certain matters with the Securities and Exchange Commission of the United States (“SEC”) arising from conduct beginning in March 2009,

THEREFORE, IT IS HEREBY:

RESOLVED, that, subject to final regulatory approval, the Deferred Prosecution Agreement with the SEC (“Agreement”), which was presented to the Board on June 10, 2014, is approved;

RESOLVED, that the Company is authorized to enter into the Agreement;

RESOLVED, that, for purposes of these resolutions, “Authorized Officer” shall mean any of the following persons: any employee of the Company with the title of President, Chief Executive Officer, Chief Financial Officer, Chief Risk Officer, General Counsel, Secretary, Assistant Secretary, Treasurer, Senior Executive Vice President, Executive Vice President or Controller, acting alone or together, in each case for so long as such Authorized Officer is an employee of the Company, and holding such title, or any designee of any of the aforementioned persons;

RESOLVED, that each Authorized Officer is hereby authorized and empowered to negotiate, approve, enter into, perform, or cause to be performed, all such acts, deeds and things to make, execute and deliver, or cause to be made, executed and delivered, all such agreements, undertakings, documents, instruments or certificates in the name and on behalf of the Company or otherwise as each such Authorized Officer may deem necessary, advisable or appropriate to effectuate or carry out fully the purpose and intent of the foregoing resolutions, including the performance of the Company under the Agreement and payment of any monetary penalty; and

RESOLVED, that all acts and deeds heretofore done in connection with the actions contemplated in the above resolutions by any officer of the Company for or on behalf of the Company in negotiating, approving, entering into, executing, acknowledging or attesting any arrangements, agreements, instruments or documents, or in carrying out the terms and intentions of the above resolutions are hereby ratified, approved, and confirmed in all respects.

IN WITNESS WHEREOF, the undersigned has set his hand and affixed the seal of Regions Financial Corporation, this 10th day of June, 2014.

/s/ Fournier J. Gale, III
Fournier J. Gale, III
Corporate Secretary
Regions Financial Corporation

[Seal]

[Regions Financial Corporation]